EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces Second Quarter 2013 Financial Results

Continued Strong Global Sales and EPS Growth

ANN ARBOR, Michigan, July 23, 2013: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter of 2013, comprised of strong same store sales, EPS growth and positive global store count growth. Domestic same store sales grew 6.7% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 5.8% during the quarter, marking the 78th consecutive quarter of international same store sales growth. The Company had global net store growth of 110 stores in the second quarter of 2013.

Second quarter diluted EPS was 57 cents, up 21.3% over the prior year quarter. During the quarter, the Company also repurchased and retired 655,248 shares of its common stock for $38.0 million. Additionally, on July 17, 2013, the Board of Directors declared a 20 cent per share quarterly dividend for shareholders of record as of September 13, 2013 to be paid on September 30, 2013.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “Our team is very proud to be driving the continued transformation of this 53-year-old brand. We’ve not just endured – we’ve grown and outperformed, and made Domino’s a frequent and favorite choice for our customers. Our franchisees around the world are running great and successful businesses. This quarter’s results were more evidence for us that we’re on the right track with our strategic plan and execution. Our company’s valuation has reflected this positive performance and rewarded our shareholders. This all just makes us more energized to keep pushing forward.”

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2013	Second Quarter of 2012	Two Fiscal Quarters of 2013	Two Fiscal Quarters of 2012
Net income	$33.3	$28.1	$67.7	$48.8
Weighted average diluted shares	57,960,232	59,449,449	58,091,126	59,565,656
Diluted earnings per share, as reported	$0.57	$0.47	$1.17	$0.82
Items affecting comparability*	$—	$—	$—	$0.12

Diluted earnings per share, as adjusted	$0.57	$0.47	$1.17	$0.94

*	Refer to the Items Affecting Comparability section on page three for additional details.

•	Revenues were up 10.1% for the second quarter versus the prior year period, due primarily to higher domestic supply chain revenues attributable to volumes from increased order counts combined with higher cheese and other commodity prices, higher domestic franchise and Company-owned store revenues, and higher international revenues attributable to same store sales and store count growth.

•	Net Income was up 18.4% for the second quarter versus the prior year period, driven by domestic and international same store sales growth, international store count growth and higher supply chain margins.

•	Diluted EPS was 57 cents for the second quarter versus 47 cents in the prior year quarter – an increase of ten cents, or 21.3%. This increase was due to higher net income and lower weighted average diluted shares outstanding.

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Domino’s Pizza: Q2 2013 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Second Quarter of 2013	Second Quarter of 2012
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+5.7%	+0.3%
Domestic franchise stores	+6.8%	+1.9%

Domestic stores	+6.7%	+1.7%

International stores (constant dollar basis)	+5.8%	+5.7%

Global retail sales growth: (versus prior year period)
Domestic stores	+7.3%	+1.9%
International stores	+11.2%	+6.7%

Total	+9.3%	+4.3%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+7.3%	+1.9%
International stores	+13.3%	+13.8%

Total	+10.4%	+7.9%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 24, 2013	388	4,535	4,923	5,407	10,330
Openings	1	19	20	116	136
Closings	—	(11)	(11)	(15)	(26)

Store count at June 16, 2013	389	4,543	4,932	5,508	10,440

Second quarter 2013 net change	1	8	9	101	110

Trailing four quarters net change	2	29	31	485	516

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its second quarter 2013 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 86150325. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the second quarter of 2013, the Company repurchased and retired 655,248 shares of its common stock under its open market share repurchase program for approximately $38.0 million, or an average price of $58.05 per share. Additionally, subsequent to the second quarter of 2013, the Company repurchased and retired 189,185 shares of its common stock for approximately $10.9 million, or an average of $57.71 per share. The Company has used approximately 57% of the total amount authorized under its $200 million approved open market share repurchase program and currently has approximately $85.4 million remaining under the program.

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Domino’s Pizza: Q2 2013 Earnings Release, Page Three

Dividends

During the two fiscal quarters of 2013, the Company paid approximately $11.5 million of common stock dividends. On July 17, 2013, the Board of Directors declared a 20 cent per share quarterly dividend for shareholders of record as of September 13, 2013, to be paid on September 30, 2013.

Items Affecting Comparability

The Company’s reported financial results for the two fiscal quarters of 2013 are not comparable to the reported financial results for the equivalent period in 2012 due to the refinancing that occurred in the first quarter of 2012. The table below presents certain items that affect comparability between 2013 and 2012 financial results. The Company believes that including such information is critical to the understanding of its financial results for the two fiscal quarters of 2013 as compared to the same period in 2012 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding that resulted in an increase in diluted EPS of nearly one and one half cents in the second quarter of 2013 and approximately three cents in the two fiscal quarters of 2013.

	Two Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2012 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(293)	$(182)	$(0.00)
Additional interest expense (2)	(10,222)	(6,348)	(0.11)

Subtotal	(10,515)	(6,530)	(0.11)
Deferred tax asset valuation allowance (3)	—	(868)	(0.01)

Total of 2012 items	$(10,515)	$(7,398)	$(0.12)

(1)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders, and legal and professional fees incurred in connection with the Company’s 2012 recapitalization.
(2)	Primarily includes the write-off of deferred financing fees related to the extinguishment of the 2007 debt in connection with the Company’s 2012 recapitalization. Additionally, the Company incurred $2.1 million of interest expense on the 2007 borrowings subsequent to the closing of the 2012 recapitalization but prior to the repayment of the 2007 borrowings, resulting in the payment of interest on both the 2007 and 2012 facilities for a short period of time.
(3)	Represents a valuation allowance recorded on a deferred tax asset related to a capital loss that resulted from a write-off of the tax basis goodwill associated with the sale of the six remaining Company-owned stores in a certain market in the first quarter of 2012.

Liquidity

As of June 16, 2013, the Company had approximately:

•	$40.8 million of unrestricted cash and cash equivalents;

•	$1.55 billion in total debt; and

•	$62.3 million of available borrowings under its $100.0 million variable funding notes, net of letters of credit issued of $37.7 million.

The Company’s cash borrowing rate averaged 5.4% for both the second quarter of 2013 and the second quarter of 2012. Additionally, the Company invested $11.6 million in capital expenditures during the two fiscal quarters of 2013, versus $8.0 million in the two fiscal quarters of 2012.

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Domino’s Pizza: Q2 2013 Earnings Release, Page Four

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $55.3 million in the two fiscal quarters of 2013.

(in thousands)	Two Fiscal Quarters of 2013
Net cash provided by operating activities	$66,840
Capital expenditures	(11,587)

Free cash flow	$55,253

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q2 2013 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 10,400 stores in over 70 international markets. Domino’s had global retail sales of over $7.4 billion in 2012, comprised of over $3.5 billion in the U.S. and nearly $3.9 billion internationally. In the second quarter of 2013, Domino’s had global retail sales of over $1.8 billion, comprised of $868 million in the U.S. and $961 million internationally. Its system is largely made up of franchise owner-operators who accounted for over 96% of the Domino’s Pizza stores as of the second quarter of 2013. The Domino’s brand generates over $2 billion in global digital sales per year. Its emphasis on new technology has helped drive the introduction of Domino’s ordering apps for Kindle Fire, Android™, iPhone® and Windows Phone 8 – which now cover nearly 95% of the U.S. smartphone market. Continuing its focus on menu enhancement, Domino’s established itself as a player in the pan pizza market with the launch of its Handmade Pan Pizza, featuring fresh, never-frozen dough, in October 2012.

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For all future earnings releases and other significant webcasts and announcements we plan to continue our practice of publishing press releases. However, for regular investor conferences with no updates from management, we will no longer be sending out a press release to notify the public of the webcast. Instead, please visit our Investor Relations website at www.dominosbiz.com to view a schedule of upcoming conference webcasts.

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Domino’s Pizza: Q2 2013 Earnings Release, Page Six

About Domino’s Pizza®

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q2 2013 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	June 16, 2013	% of Total Revenues	June 17, 2012	% of Total Revenues
Revenues:
Domestic Company-owned stores	$78,509		$73,911
Domestic franchise	48,167		44,286
Domestic supply chain	233,307		209,297
International	54,026		48,630

Total revenues	414,009	100.0%	376,124	100.0%

Cost of sales:
Domestic Company-owned stores	59,536		55,669
Domestic supply chain	207,319		186,621
International	21,167		19,227

Total cost of sales	288,022	69.6%	261,517	69.5%

Operating margin	125,987	30.4%	114,607	30.5%
General and administrative	52,146	12.6%	48,829	13.0%

Income from operations	73,841	17.8%	65,778	17.5%
Interest expense, net	(20,396)	(4.9)%	(20,665)	(5.5)%

Income before provision for income taxes	53,445	12.9%	45,113	12.0%
Provision for income taxes	20,175	4.9%	17,018	4.5%

Net income	$33,270	8.0%	$28,095	7.5%

Earnings per share:
Common stock – diluted	$0.57		$0.47
Dividends declared per share	$0.20		$—

Domino’s Pizza: Q2 2013 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands, except per share data)	June 16, 2013	% of Total Revenues	June 17, 2012	% of Total Revenues
Revenues:
Domestic Company-owned stores	$159,603		$151,526
Domestic franchise	99,485		89,482
Domestic supply chain	464,839		423,428
International	107,700		96,276

Total revenues	831,627	100.0%	760,712	100.0%

Cost of sales:
Domestic Company-owned stores	120,804		114,947
Domestic supply chain	412,732		378,150
International	42,298		38,359

Total cost of sales	575,834	69.2%	531,456	69.9%

Operating margin	255,793	30.8%	229,256	30.1%
General and administrative	106,427	12.8%	96,583	12.7%

Income from operations	149,366	18.0%	132,673	17.4%
Interest expense, net	(41,299)	(5.0)%	(52,761)	(6.9)%

Income before provision for income taxes	108,067	13.0%	79,912	10.5%
Provision for income taxes	40,377	4.9%	31,075	4.1%

Net income	$67,690	8.1%	$48,837	6.4%

Earnings per share:
Common stock – diluted	$1.17		$0.82
Dividends declared per share	$0.40		$3.00

Domino’s Pizza: Q2 2013 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	June 16, 2013	December 30, 2012
Assets
Current assets:
Cash and cash equivalents	$40,838	$54,813
Restricted cash and cash equivalents	59,712	60,015
Accounts receivable	93,987	94,103
Inventories	27,996	31,061
Advertising fund assets, restricted	48,049	37,917
Other assets	31,954	28,358

Total current assets	302,536	306,267
Property, plant and equipment, net	88,551	91,445
Other assets	77,712	80,485

Total assets	$468,799	$478,197

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$24,153	$24,349
Accounts payable	63,875	77,414
Dividends payable	12,214	1,502
Advertising fund liabilities	48,049	37,917
Other accrued liabilities	80,521	88,316

Total current liabilities	228,812	229,498
Long-term liabilities:
Long-term debt, less current portion	1,524,420	1,536,443
Other accrued liabilities	44,358	47,779
Total long-term liabilities	1,568,778	1,584,222
Total stockholders’ deficit	(1,328,791)	(1,335,523)

Total liabilities and stockholders’ deficit	$468,799	$478,197

Domino’s Pizza: Q2 2013 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands)	June 16, 2013	June 17, 2012
Cash flows from operating activities:
Net income	$67,690	$48,837
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	11,407	10,441
Gains on sale/disposal of assets	(285)	(148)
Amortization of deferred financing costs and other	2,853	10,489
Provision for deferred income taxes	2,557	4,040
Non-cash compensation expense	10,240	8,288
Tax impact from equity-based compensation	(6,043)	(7,265)
Other	(1,090)	232
Changes in operating assets and liabilities	(20,489)	(16,804)

Net cash provided by operating activities	66,840	58,110
Cash flows from investing activities:
Capital expenditures	(11,587)	(8,025)
Proceeds from sale of assets	2,077	1,172
Changes in restricted cash	303	32,981
Other	1,266	1,157

Net cash provided by (used in) investing activities	(7,941)	27,285
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,575,000
Repayments of long-term debt and capital lease obligations	(12,219)	(1,453,182)
Proceeds from exercise of stock options	3,738	2,088
Tax impact from equity-based compensation	6,043	7,265
Purchases of common stock	(56,057)	(36,867)
Tax payments for restricted stock upon vesting	(2,845)	(1,996)
Payments of common stock dividends and equivalents	(11,454)	(184,858)
Cash paid for financing costs	—	(31,613)

Net cash used in financing activities	(72,794)	(124,163)
Effect of exchange rate changes on cash and cash equivalents	(80)	(774)

Change in cash and cash equivalents	(13,975)	(39,542)
Cash and cash equivalents, at beginning of period	54,813	50,292

Cash and cash equivalents, at end of period	$40,838	$10,750

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